EXHIBIT 99.1
James Follo Plans to Step Down From His Positions at
Martha Stewart Living Omnimedia in March 2006
NEW YORK, NY — December 16, 2005, Martha Stewart Living Omnimedia (NYSE:MSO) announced today that James Follo, Chief Financial and Administrative Officer, plans to resign from those positions in March 2006, after the Company files its 10K report for 2005.
The Company said that Howard Hochhauser, Vice President, Finance and Investor Relations, will become acting Chief Financial Officer upon the departure of Mr. Follo.
Susan Lyne, President and Chief Executive Officer, said, “While we are disappointed that Jim has decided to move on, we appreciate all that he has done for MSLO in more than seven years with the Company. He skillfully guided our finances through a particularly challenging period, and did it with professionalism and dedication. On a personal level, I am grateful to have had his good counsel in my first year at MSLO. Jim has built an excellent finance team at the Company, and the appointment of Howard Hochhauser as acting Chief Financial Officer ensures that we will have a smooth transition when Jim leaves.”
“My time at MSLO has been stimulating, rewarding and challenging,” Mr. Follo said. “This Company has outstanding assets and a strategy to capitalize on them. It has dealt with the difficulties of the past few years admirably and I am confident the Company has the financial management in place to continue its progress. I believe this is the right time for me to explore the next stage of my professional career.”
Mr. Follo has served as MSLO’s Chief Financial Officer since March 2001 and has held his current position since October 2003. He joined the Company in 1998 as Vice

President, Finance and Controller, and has served in a series of financial management positions with increasing responsibility since that time.
Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Television, Merchandising, and Internet/Direct Commerce. Martha Stewart Living Omnimedia, Inc. is listed on the New York Stock Exchange under the ticker symbol MSO.
We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or the negative of any of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in such statements for many reasons, including those discussed in the Company’s periodic and other filings with the Securities and Exchange Commission which are available at http://www.sec.gov. The Company is under no duty to update any forward-looking statement after the date of this release.
CONTACT: Investors — Howard Hochhauser, VP Finance and Investor Relations of Martha Stewart Living Omnimedia, Inc., 212-827-8530; Media — Elizabeth Estroff, AVP, Corporate Communications, of Martha Stewart Living Omnimedia, Inc., 212-389-4444.